Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Cable Corporation:
We consent to the incorporation by reference in Registration Statement Nos. 333-28965, 333-31865, 333-31867, 333-31869, 333-51812, 333-51818, 333-51822, 333-58792, 333-125190, 333-152035, 333-152037, and 333-161323 on Form S-8; Post-effective Amendment No. 1 to Registration Statement No. 333-59125 on Form S-8; Registration Statement Nos. 333-150273 and 333-162239 on Form S-3 ASR; and Registration Statement No. 333- 162688 on Form S-4 of our reports relating to the consolidated financial statements and financial statement schedule of General Cable Corporation and subsidiaries dated February 23, 2012, March 1, 2013 as to the effects of restatement discussed in Note 22 and the consolidated financial statements have been retrospectively adjusted for the presentation of separate consolidated statements of comprehensive income discussed in Note 2, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 22 and the consolidated financial statements have been retrospectively adjusted for the presentation of separate consolidated statements of comprehensive income discussed in Note 2), and our report relating to the effectiveness of General Cable Corporation and subsidiaries' internal control over financial reporting dated February 23, 2012, March 1, 2013 as to the effects of the material weaknesses described in Management's Annual Report on Internal Control over Financial Reporting (as revised)(which report expresses an adverse opinion on the effectiveness of General Cable Corporation and subsidiaries' internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K/A of General Cable Corporation and subsidiaries for the year ended December 31, 2011.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 1, 2013